April 1, 2008

To all associates —

I am writing to share some important news about our company. This morning we announced that we have entered into a definitive agreement with O’Reilly Automotive, Inc. (Nasdaq: ORLY) under which O’Reilly will acquire CSK Auto Corporation in a part stock, part cash transaction.

As you know, over the last several months our Board of Directors has been evaluating strategic opportunities to determine the best course of action for CSK Auto. We realize that this time period has been filled with considerable anxiety in view of the uncertainties associated with the outcome, and the Board and I would like to thank all of you for your patience and support during this time period.

I can assure you that this has been a rigorous process that included the evaluation of a broad range of opportunities. We considered the potential for continuing as a standalone company, divesting assets and recapitalizing the business, and held discussions with a number of strategic and financial parties concerning various potential business combinations and transactions. After careful consideration, it is clear to our Board – and our management team – that joining with O’Reilly under the terms that we have agreed upon is the best course of action for all of our stakeholders.

The combination of CSK and O’Reilly will create a company well positioned to be a nationwide leader in the automotive aftermarket industry. CSK’s leading market position and strong brand name recognition in the Western United States, together with O’Reilly’s significant presence in most other regions of the United States, will give the combined company a national presence, with little market overlap. In addition, O’Reilly, with its strong commercial sales program, has great potential to successfully grow the commercial sales business in our stores. The transaction also provides the owners of our company, our shareholders, significant immediate value — a meaningful opportunity to participate in a well regarded company with a strong balance sheet that is a leading player in our industry.

It is important to realize that today’s announcement is the first step in consummating a combination with O’Reilly. Nothing will change overnight. Before our companies can combine, certain conditions, such as regulatory filings and approvals, must be made and obtained. Assuming all goes as planned, we expect to receive the necessary approvals and to close the transaction within the next few months. Until that time, we will continue to operate as an independent company, and I encourage you to stay focused on strengthening our brands and our business for the benefit of our stakeholders.

I realize that you have many questions, and we will be diligent in addressing those questions in the weeks ahead. You will be hearing more from me and our transition teams as we work with O’Reilly to develop a comprehensive integration plan to ensure a seamless transition as we combine the two companies. I’ve attached a press release that contains more information about the transaction. I encourage you to please read the release and to contact your supervisor or me with any additional questions.

Our vendors and customers will also have questions and we will help to prepare you to address those questions. Together CSK and O’Reilly will be a stronger company with an ability to drive growth in our markets, which will ultimately be better for our customers and you, our employees. The most important thing to communicate is that we will continue to deliver the same high quality service that our vendors and customers have come to expect from us.

As always, should you be contacted by the media, please direct them to our investor relations firm, Sard Verbinnen — Paul Kranhold at 415 618 8750 or Drew Brown at 212 687-8080. Investor inquiries should be directed to Brenda Bonn. I’d like to thank you again for your dedication and hard work as an employee of CSK.

Regards,

Larry